EUREKA HUNTER HOLDINGS, LLC
MANAGEMENT INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of the Eureka Hunter Holdings, LLC Management Incentive Compensation Plan (the “Plan”) is to provide incentive compensation to attract and retain key officers and employees of Eureka Hunter Holdings, LLC (the “Company”) and its Affiliates and to create opportunity for such officers and employees to participate in the Company’s and its Affiliates’ economic success. The Plan is intended to recognize that such officers and employees have significant responsibility in the growth, profitability, and long-term success of the Company. Accordingly, this Plan provides for the granting of Incentive Plan Units, as described below. The Plan constitutes part of an “Equity Incentive Plan” for purposes of the LLC Agreement.

2.Definitions. For purposes of this Plan, capitalized terms used but not otherwise defined herein shall have the meanings set forth in the LLC Agreement or in this Section 2:

(a)“Award Letter” means a written agreement between the Company and a Participant evidencing the grant of Incentive Plan Units and specifying certain terms and conditions with respect thereto.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means (i) the Board’s determination that the Participant willfully failed (A) to substantially perform his or her duties as an employee of the Company, or (B) to carry out or comply with in any material respect any lawful directive, consistent with the employee’s position, of the Board (or of the executive officer to whom the Participant is required to report), in the case of either clause (A) or (B), which is not remedied within ten days after receipt of written notice from the Company specifying such failure; (ii) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony; (iii) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or its Affiliate’s) premises or while performing the Participant’s duties and responsibilities as an employee; or (iv) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Disability” means “disability,” as such term is defined in section 22(e)(3) of the Code.

(f)“Grant Date” means, with respect to any Incentive Plan Unit, the Grant Date identified in the Award Letter.

(g)“Incentive Plan Unit” means the right to receive an amount equal to the lesser of (i) the Baseline Value applicable to the corresponding Class B Common Unit granted to the Participant, or (ii) the amount received by a Class A Member with respect to a Class A Common Unit in connection with a Liquidity Event.

(h)“Liquidity Event” means the occurrence of one of the following:

(i)	(A) any consolidation or merger of the Company or Eureka Hunter Pipeline, LLC (“Pipeline Co”) with or into one or more entities, (B) any sale of the shares of capital stock (including all classes of common, preferred, voting and nonvoting capital stock) or the ownership or membership interests (including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items), as applicable (such interests referred to herein as “Equity Securities”), in the Company or Pipeline Co, whether or not such Equity Securities include voting or similar rights entitling the holder thereof to exercise control over the Company or Pipeline Co, as applicable, or (C) any other transaction or series of transactions (including the issuance of new Equity Securities), in the case of either (A), (B) or (C), whether or not the Company or Pipeline Co is a party thereto and as a result of which equityholders of the Company or Pipeline Co, as applicable, immediately prior to such consolidation, merger, sale or transaction and their Affiliates (as defined in the LLC Agreement) no longer own Equity Securities representing at least 33-1/3% of the economic equity interests in or voting power of the Company, Pipeline Co or other surviving entity (including the right to elect a majority of the entire Board or the board of managers or directors of Pipeline Co or the surviving entity); provided, however, that for purposes of this Section 2(h)(i) and Section 2(h)(ii), the following acquisitions (whether pursuant to such a consolidation, merger, sale, lease or other disposition or transaction) shall not constitute a Liquidity Event: (I) any acquisition by Magnum Hunter or any majority-owned, direct or indirect subsidiary thereof, or (II) any acquisition by the ArcLight Member and/or any Affiliate(s) thereof; or

(ii)	a sale, lease or other disposition of all or substantially all of the assets of (A) the Company and its subsidiaries on a consolidated basis or (B) Pipeline Co; or

(iii)
completion of an underwritten public offering of common Equity Securities of the Company or MLP (as defined in the LLC Agreement) which would result in aggregate gross proceeds to the Company or MLP of at least $100.0 million (before deduction of underwriters’ discounts and commissions) at a price per unit or shares of such Equity Securities that would result in the satisfaction of the Public Offering IRR Hurdle (as defined in the LLC Agreement); or

(iv)	any other transaction that the Board, by unanimous written consent of all the Directors then serving on the Board, determines is a Liquidity Event for purposes of this Plan.

(i)“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 21, 2012, as the same may be amended or supplemented from time to time.

(j)“Participant” means an officer or employee of the Company or one of its Affiliates who has been granted Incentive Plan Units under this Plan.

(k)“Publicly Traded Liquid Securities” means any stock or units readily tradeable on a nationally or internationally-recognized securities market.

3.Administration.

(a)Authority of the Board. This Plan will be administered by the Board. Subject to the express provisions of this Plan and applicable law, the Board will have the authority, in its sole and absolute discretion, to:
(i)Adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan;

(ii)Determine the Participants to whom, and the time or times at which, Incentive Plan Units will be granted;

(iii)Determine the number of Incentive Plan Units granted to each Participant;

(iv)Determine the terms and conditions of Incentive Plan Units and any Award Letter;

(v)Determine the amount payable with respect to each Incentive Plan Unit upon the occurrence of a Liquidity Event;

(vi)Delegate its duties under this Plan to such agents as it may appoint from time to time;

(vii)Subject to Section 7(c) hereof, terminate, modify, or amend this Plan; and

(viii)Make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Board deems appropriate.

Subject to the express provisions of this Plan and applicable law, the Board shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. The Board may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any Award Letter in the manner and to the extent it deems necessary or desirable to carry this Plan into effect, and the Board will be the sole and final judge of that necessity or desirability. The determinations of the Board on the matters referred to in this Section 3(a) will be final and conclusive.
(b)Manner of Exercise of Authority. Any action of, or determination by, the Board will be final, conclusive, and binding on all persons, including the Company, its owners, Participants, or other persons claiming rights from or through a Participant. The express grant of any specific power to the Board, and the taking of any action by the Board, will not be construed as limiting any power or authority of the Board. The Board may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Board will determine, to perform such functions, including administrative functions, as the Board may determine. The Board may appoint agents to assist it in administering this Plan. For purposes of the administration of this Plan, subject to the provisions of Section 4.6 of the LLC Agreement and Section 2(h)(iv) of this Plan, the act of a majority of the Directors of the entire Board taken at a meeting of the Board at which a quorum is present shall be the act of the Board, unless action is taken by written consent in accordance with Section 4.7 of the LLC Agreement.

(c)Limitation of Liability. The Board will be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or employee of the Company, the Company’s legal counsel, independent auditors, consultants, or any other agents assisting in the administration of this Plan. The Board and any officer or employee of the Company acting at the direction or on behalf of the Board will not be personally liable for any action or determination taken or made in good faith with respect to this Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination. In no respect shall the Board be deemed to owe any Participant any fiduciary duty of loyalty, care, or otherwise in connection with this Plan.

4.	Participation.

(a)Commencement of Participation. Incentive Plan Units may be granted to officers or employees of the Company and its Affiliates, as determined by the Board in its sole and absolute discretion; provided, that, any such individual has also received, with respect to each Incentive Plan Unit, a corresponding Class B Common Unit. Such individuals shall become Participants in the Plan immediately upon being designated by the Board to receive Incentive Plan Units.

(b)Award Letter and Continued Participation. Upon becoming designated to receive Incentive Plan Units under the Plan, each Participant will receive an Award Letter setting forth, among other things, the number of Incentive Plan Units awarded, the Participant’s corresponding Class B Common Units and the applicable Baseline Value. A Participant in the Plan shall continue to be a Participant so long as he remains in the employ of the Company and its Affiliates; provided, however, that a Participant whose employment with the Company and its Affiliates is terminated by the Company or an Affiliate (as applicable) without Cause or due to the Participant’s death or Disability, in either case, within six months prior to the occurrence of a Liquidity Event shall remain a Participant in the Plan until such time as the Participant has received payment with respect to his Incentive Plan Units. Following payment with respect to a Participant’s Incentive Plan Units pursuant to Section 5, or a Participant’s termination of employment for any reason other than in the specific circumstances described in the preceding sentence, the Participant’s Incentive Plan Units will be extinguished and such individual will no longer be a Participant in the Plan.

(c)Duties, Obligations, and Responsibilities of Participants. During the term of his participation in the Plan, the Participant shall devote his best efforts to faithfully discharge his duties, obligations, and responsibilities on behalf of the Company or its Affiliates, as those duties, obligations, and responsibilities have been performed in the past or as may be subsequently modified and agreed to in writing by the Company or its Affiliates and the Participant.

5.	Incentive Plan Unit Awards.

(a)Maximum Limit on Incentive Plan Units. In no event shall the number of Incentive Plan Units granted to Participants exceed 2,336,905 in the aggregate, subject to potential adjustment in accordance with Section 6. Notwithstanding the foregoing, if any forfeiture occurs under Section 5(b)(ii), such forfeited Incentive Plan Units shall be available for future grants under this Plan subject to the aggregate limit in the preceding sentence.

(b)Vesting of Awards.

(i)Time of Vesting. Except as otherwise provided in a Participant’s Award Letter, a Participant’s Incentive Plan Units shall become fully vested and shall no longer be subject to forfeiture upon the occurrence of a Liquidity Event; provided, that the Participant has remained continuously employed by the Company or an Affiliate thereof from the Grant Date through the date of the Liquidity Event.

(ii)Effect of Termination of Employment on Vesting of Awards. Notwithstanding the foregoing, if (A) the Participant’s employment with the Company and its Affiliates is terminated by the Company or an Affiliate, as applicable, without Cause or due to the Participant’s death or Disability, and (B) within six months following the date of such termination of employment, a Liquidity Event occurs, then the Participant shall be treated, for purposes of Section 5(b)(i) above, as remaining continuously employed by the Company or an Affiliate thereof from the Grant Date through the date of the Liquidity Event. In the event of a Participant’s termination of employment for any reason other than in the specific circumstances described in the preceding sentence, then the Participant shall not become vested in his Incentive Plan Units, and the Participant’s Incentive Plan Units shall be forfeited to the Company without any consideration therefor immediately upon such termination of employment without further action on the part of the Company or the Participant and shall be null and void.

(iii)Allocation of Forfeited Awards. In the event of a forfeiture under Section 5(b)(ii) above, the Board may allocate such Participant’s forfeited Incentive Plan Units either (A) among new Participants or (B) among those Participants in the Plan whose employment has not been terminated, in either case, as determined in the discretion of the Board and subject to the terms and conditions of the Plan (including the requirement that any Participant receiving such an allocation also receive corresponding Class B Common Units); provided, that the Board shall not be required to allocate any such forfeited Incentive Plan Units.

(c)Payment of Incentive Plan Units.

(i)Determination of Amount. As soon as administratively practicable, but not later than 60 days, following the consummation of the Liquidity Event, the Board shall, in its discretion, determine the amount payable with respect to each Incentive Plan Unit, in accordance with the terms of the Plan and any applicable Award Letter. The Board’s determination of the amount of the payment due with respect to each Incentive Plan Unit held by a Participant (if any) shall be final and conclusive, absent manifest error.

(ii)Entitlement to Incentive Plan Units. No Participant shall earn any Incentive Plan Units, and no Incentive Plan Units shall become payable, until a Liquidity Event has occurred.

(iii)Timing of Payment. Except as otherwise provided in a Participant’s Award Letter, a Participant will receive payment in settlement of his Incentive Plan Units as soon as administratively practicable, but not later than 60 days, following the consummation of the Liquidity Event.

(iv)Form of Payment. Settlement of Incentive Plan Units will be made in a single lump sum cash payment or, in the case of a Qualified Public Offering, will be made partially in Publicly Traded Liquid Securities of the entity completing such Qualified Public Offering (with such Publicly Traded Liquid Securities valued at the price per share or unit offered to the public in such Qualified Public Offering) and partially in a cash lump sum (to the extent of Available Cash), with the amount of cash distributed (or retained by the Company or an Affiliate) not to exceed the amount needed to satisfy any minimum statutory withholding requirements associated with such payment.

6.Changes in Company Structure, Distributions, and Other Events. In the event that the Board determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event that affects the Units such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Board shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the terms of this Plan and the Award Letter, the number of outstanding Incentive Plan Units, and the maximum limit on Incentive Plan Units specified in Section 5(a) hereof. Adjustments made under this Section 6 by the Board, including its determination as to what adjustments shall be made and the extent thereof, shall be final, binding, and conclusive.

7.General Provisions.

(a)Taxes. The Company or an Affiliate thereof is authorized (i) to withhold from any Incentive Plan Units granted or any payment relating to Incentive Plan Units under this Plan the amounts of withholding and other taxes due or potentially payable in connection with any transaction involving Incentive Plan Units, and (ii) to take such other action as the Board may deem advisable to enable the Company (and its Affiliates) and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Incentive Plan Units.

(b)Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Plan shall include any corporation or other business entity, which shall by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, as well as successors of any such corporations or other business entities. Where appropriate, the term “Company” as used in this Plan shall include any successor that assumes the Plan. Notwithstanding anything to the contrary herein, in the event any successor fails to assume the Plan, either by express agreement or operation of law, the entire amount of the Incentive Plan Units, as set forth in each Participant’s Award Letter, shall become payable in a single lump sum cash payment immediately prior to the consummation of the Liquidity Event and, following such payment, the Plan shall terminate and no additional amounts will be payable hereunder.

(c)Amendment and Termination.

(i)Subject to any applicable provisions of the LLC Agreement, including Section 4.2(b)(v) thereof, the Board may amend or alter this Plan without the consent of the Participants; provided that, no such action by the Board may materially and adversely affect the rights of Participants with respect to previously granted Incentive Plan Units without consent of such Participant. The Board may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Incentive Plan Units theretofore granted, except as otherwise provided in this Plan; provided that, without the consent of affected Participants, no such Board action may materially and adversely affect the rights of Participants with respect to previously granted Incentive Plan Units without consent of such Participant.

(ii)Notwithstanding the foregoing, the Plan shall in all cases terminate immediately following the settlement of all Incentive Plan Units that become due in connection with a Liquidity Event.

(d)Nontransferability of Awards. No Participant shall have the right to alienate, pledge, or encumber his interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution, or other process of law.

(e)Receipt and Release. Any payment to any Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Board under the Plan, and the Board may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant is determined by the Board to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Board may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Board or the Company to follow the application of such funds.

(f)Right of Offset. Any amounts owed by a Participant to the Company can be offset from any distributions payable from the Plan to the extent permitted by Code section 409A.

(g)Limitations on Rights Conferred Under Plan. Neither this Plan nor any action taken hereunder will be construed as:

(i)Giving any Participant the right to continue as a Participant or in the employ or service of the Company;

(ii)Interfering in any way with the right of the Company to terminate any Participant’s employment or service at any time for any or no reason; or

(iii)Giving a Participant any claim to be granted any Incentive Plan Units under this Plan or to be treated uniformly with other Participants and employees.

(h)Unfunded Status of Awards. The obligation of the Company to pay the amounts awarded under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely to the general assets of the Company for payment of the Incentive Plan Units.

(i)Nonexclusivity of this Plan. The adoption of this Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Nothing contained in this Plan will be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Incentive Plan Unit granted under this Plan. Further, nothing in this Plan will be construed as affecting or will affect existing rights held by Participants or employees. No employee, beneficiary, or other person will have any claim against the Company as a result of any such action.

(j)Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of this Plan, but such provision will be fully severable and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

(k)Governing Law. All questions arising with respect to the provisions of this Plan and Awards will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.

(l)Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular, and the singular as the plural.

(m)Application of Section 409A and Section 457A. The amounts payable pursuant to this Plan are intended to comply with (A) the “short term deferral” exception to section 409A of the Code, set forth in Treas. Reg. § 1.409A-1(b)(4), and (B) the “short term deferral” exception to section 457A of the Code, set forth in Q&A-4 of I.R.S. Notice 2009-8, 2009-1 C.B. 347, and this Plan shall be interpreted accordingly.